EXHIBIT 10.51

TERMINATION AND MUTUAL RELEASE AGREEMENT

This TERMINATION AND MUTUAL RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between Alfacell Corporation, a Delaware corporation (“Alfacell”), and Par Pharmaceutical, Inc., a Delaware corporation (“Par”), effective as of September 8, 2009 (the “Effective Date”).  Each of Alfacell and Par are referred to herein as a “Party” and collectively as the “Parties”.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Article I of that certain License Agreement by and between the Parties, dated as of January 14, 2008 (the “License Agreement”).

WHEREAS, Alfacell and Par are parties to the License Agreement and the Supply Agreement dated as of January 14, 2008 (collectively, the “Alfacell/Par Agreements”);

WHEREAS, the Parties wish to terminate the Alfacell/Par Agreements; and

WHEREAS, the agreement by each Party to terminate the Alfacell/Par Agreements is conditioned upon the Parties entering into this Agreement to, among other things, set forth certain understandings with respect to the post-termination rights and obligations of each Party.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1   Certain Definitions.  For purposes of this Agreement, the definitions set forth below shall be applicable.

“Alfacell Seller” means any of Alfacell, its successors, assignees (by sale of the Product or otherwise), licensees or sub-distributors, as the case may be, that distributes or sells the Product.

“Claims” means any and all claims, demands, obligations, losses, judgments, damages, causes of action, costs, expenses, attorneys’ fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, suspected or claimed.

“Product” means any pharmaceutical product containing Ranpirnase for parenteral administration developed by Alfacell or any Third Party (as defined in the License Agreement) on Alfacell’s behalf, including any generically-labeled version of such product.

“Third Party” means any person or entity other than an Alfacell Seller or an Affiliate of an Alfacell Seller.

1.2.  Construction.  As used in this Agreement, unless the context otherwise requires, words denoting any gender shall include all genders, words describing the singular shall include the plural and vice versa, the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, words denoting natural persons shall include corporations, partnerships and other entities, and vice versa; and the words “includes” or “including” shall mean “including without limitation.”  Unless otherwise specified herein, all references to Articles and Sections refer to articles and sections of this Agreement.

ARTICLE II

TERMINATION OF PRIOR AGREEMENTS; PAYMENTS TO PAR

2.1 Termination of Alfacell/Par Agreements. The Parties agree and confirm that, except in respect of this Agreement, including the Surviving Provisions (as defined in this Section 2.1), any and all contracts, agreements and understandings, whether written or oral, including the Alfacell/Par Agreements, are hereby terminated and are of no further force and effect.  Each of the Parties agrees that, except for Articles I and VIII of the License Agreement (the “Surviving Provisions”), none of the terms, conditions or obligations of such contracts, agreements and understandings shall survive termination, that all rights and licenses granted to Par under the License Agreement shall automatically and immediately terminate and shall revert to Alfacell as of the Effective Date and that this Agreement supersedes any of the terms of such contracts, agreements and understandings.  The Parties agree that the confidentiality obligations of the Parties contained in Article VIII of the License Agreement shall apply to all Confidential Information of a Party disclosed to the other Party pursuant to this Agreement as if such Confidential Information had been disclosed under the License Agreement, that all references to “this Agreement” in Article VIII of the License Agreement shall be deemed to include this Agreement, and that the Confidentiality obligations of the Parties contained in Article VIII of the License Agreement shall remain binding on both Parties during the period commencing as of the Effective Date and ending upon the later of the expiration of the Royalty Period (as defined in Section 2.3 herein) and January 1, 2020.

2.2 Payments to Par.  In consideration for Par’s agreement to terminate the Alfacell/Par Agreements, during the Royalty Period (as defined in Section 2.3), Alfacell shall pay to Par, two percent (2%) of Alfacell Net Sales (as hereinafter defined).  For purposes of this Agreement, “Alfacell Net Sales” means, in respect of any Product, the gross amounts actually invoiced by any Alfacell Seller to all Third Party distributors or customers for sales of such Product in the Field in the Territory, less the sum of the following items relating to such sales which are allowed and taken, to the extent such deductions are in accordance with GAAP (the “Royalty”):

(i) trade, quantity and cash discounts and rebates given by such Alfacell Seller;

(ii) adjustments for price adjustments (including shelf stock adjustments in the case of a generically-labeled version of the Product supplied and sold by an Alfacell Seller), billing errors, rejected goods, returns, Product recalls and damaged goods (excluding goods damaged while under the control of an Alfacell Seller);

(iii) credits, charge-backs, rebates, reimbursements, and similar payments provided to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefits management companies, health maintenance organizations, other institutions or health care organizations or other customers;

(iv) rebates or other price reductions provided to any Governmental Authority with respect to any state or federal Medicare, Medicaid, or similar programs;

(v) any invoiced charge for freight, insurance, handling, or other transportation costs directly related to delivery of the Product; and

(vi) credits or discounts related to sales promotions such as trade show discounts and stocking allowances.

The foregoing deductions set forth in paragraphs (i) through to (vi) of this Section 2.2, shall only be deducted once and only to the extent not otherwise deducted from the gross amounts actually invoiced.

2.3 Royalty Period.  The payment of the Royalty by Alfacell to Par, shall commence upon the first sale of the Product by an Alfacell Seller to a Third Party in the Field in the Territory following the first Regulatory Approval obtained for any Indication and shall terminate upon the later to occur of: (i) in respect of any Indication, the 12th anniversary of the first sale of the Product by an Alfacell Seller to a Third Party for such Indication and (ii) the date of expiration of the last Valid Claim within the Alfacell Patents (“Royalty Period”).

ARTICLE III

MUTUAL RELEASE OF ALL CLAIMS

3.1 Release by Alfacell.  Subject to the terms and conditions of this Agreement, Alfacell, on behalf of itself, its affiliates, subsidiaries, officers, directors, employees, agents, attorneys, accountants, insurers, representatives, successors and assigns, hereby releases and forever discharges Par and its past and present affiliates, subsidiaries, officers, directors, partners, principals, equityholders, employees, agents, attorneys, accountants, insurers, representatives, successors, heirs and assigns (collectively, the “Par Released Parties”), from any and all Claims that Alfacell or any Affiliate of Alfacell has, had or claims to have against any or all of the Par Released Parties arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the Effective Date that relate to, arise from, or are in any manner connected to the Alfacell/Par Agreements, whether accrued or not; provided, however, that nothing in this Section 3.1 shall be deemed to affect the enforceability of, or the parties’ rights and obligations under this Agreement.

3.2 Release by Par.  Subject to the terms and conditions of this Agreement, Par, on behalf of itself, its affiliates, subsidiaries, officers, directors, employees, agents, attorneys, accountants, insurers, representatives, successors and assigns, hereby releases and forever discharges Alfacell and its past and present affiliates, subsidiaries, officers, directors, partners, principals, equityholders, employees, agents, attorneys, accountants, insurers, representatives, successors, heirs and assigns (collectively, the “Alfacell Released Parties”), from any and all Claims which any Par or an Affiliate of Par has, had or claims to have against any or all of the Alfacell Released Parties arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the Effective Date that relate to, arise from, or are in any manner connected to the Alfacell/Par Agreements, whether accrued or not; provided, however, that nothing in this Section 3.2 shall be deemed to affect the enforceability of, or the parties’ rights and obligations under this Agreement.

ARTICLE IV

INDEMNIFICATION

4.1 Indemnification by Alfacell.  Alfacell shall defend, indemnify and hold harmless each of the Par Released Parties from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys’ fees) (collectively, “Losses”), arising as a result of Third Party claims made or lawsuits brought against any Par Released Party related to, or in connection with, the development, use or Commercialization of the Product following the Effective Date.

4.2 Indemnification Procedures.  If a Par Released Party intends to claim indemnification under this Article IV, it shall promptly notify Alfacell in writing of any such alleged Losses promptly after it becomes aware of the basis for such indemnification.  Alfacell shall have the right to control the defense or settlement of such Claims with counsel of its choice, provided, however, that such counsel is reasonably acceptable to such Par Released Party; and provided, further, that such Par Released Party shall have the right to retain its own counsel at its own expense, for any reason, including if representation of such Par Released Party would be inappropriate due to actual or potential differing interests between such Par Released Party and any other Party reasonably represented by such counsel in such proceeding.  Alfacell shall not be responsible for any legal fees or other costs incurred other than as provided herein.  The Par Released Parties shall reasonably cooperate with Alfacell and its legal representatives in the investigation of any Losses covered by this Section 4.2.  The obligations of this Section 4.2 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of Alfacell, which consent shall not be withheld, conditioned or delayed unreasonably.  The failure to deliver prompt written notice to Alfacell shall relieve Alfacell of any obligation to the Par Released Party of liability under this Section 4.2 only to the extent it is materially prejudiced thereby.  It is understood that only Par may claim indemnity under this Article IV (on its own behalf or on behalf of Par Released Parties), and other Par Released Parties may not directly claim indemnity hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties.  Each Party hereby represents and warrants to the other Party that: (i) such Party has full power and authority to enter into this Agreement and to perform its obligations hereunder; and (ii) the execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Party is a party or by which it is or its assets are bound or any law, regulation or order to which such Party is subject.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1 Notices.  Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile transmission followed by U.S. Mail, return receipt requested, or by FedEx or other reputable national courier service.  Any such notice shall be deemed to have been given as of the day of personal delivery, on the day sent by facsimile transmission with electronic confirmation of successful transmission (if before 5:00 p.m. local time on a business day, and otherwise it shall be deemed given on the subsequent business day), or on the day of delivery to the other Party confirmed by the courier service.

In the case of Alfacell:	Alfacell Corporation 300 Atrium Drive Somerset, NJ 08873 Attention: Chief Executive Officer Facsimile: (732) 652-4575

with a copy (which shall not constitute notice) to:	Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 Attention: Kevin T. Collins, Esq. Facsimile: (212) 813-8800

In the case of Par:	Par Pharmaceutical, Inc. 300 Tice Boulevard Woodcliff Lake, NJ 07677 Attn: General Counsel’s Office Fax: (201) 802-4600

with a copy (which shall not constitute notice) to:	Orrick, Herrington & Sutcliffe LLP 666 Fifth Avenue New York, NY 10103-0001 Attn: R. King Milling, Jr., Esq. Fax: (212) 506-5151

6.2 Return or Destruction of Confidential Information.  Each Party shall, within a commercially reasonable period of time following the Effective Date, return to the other Party, or certify the destruction of, all Confidential Information of the other Party received prior to the Effective Date.

6.3 Parties to Bear Own Costs and Attorneys’ Fees.  Except as otherwise set forth herein, each Party will bear its own costs and expenses, including attorneys’ fees, incurred by it in the negotiation of this Agreement and the transactions and other agreements contemplated hereby, and such costs and expenses shall not be reimbursed by the Company.

6.4 Entire Agreement.  This Agreement represents and contains the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement, and supersedes any and all prior oral and written agreements and understandings relating thereto.  No representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter shall be relied upon by the Parties except those contained herein.  This Agreement may not be amended or modified except by a written agreement signed by each Party.

6.5 Advice of Counsel.  Each Party acknowledges and represents that it has sought and obtained the legal advice of its own chosen attorneys and that the terms of this Agreement have been completely read and are fully understood and voluntarily accepted by it.

6.6 Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, pdf or electronic signature, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

6.7 Attorneys’ Fees.  In the event litigation is necessary to enforce a provision or provisions of this Agreement, all reasonable, out-of-pocket costs, expenses and attorneys’ fees shall be paid by the non–prevailing party or parties to the prevailing party or parties, in each case as determined by a court of competent jurisdiction in a final, non-appealable order.

6.8 Binding Effect.  This Agreement will be binding on and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

6.9 Governing Law.  This Agreement is governed by and will be construed in accordance with the laws of the State of New York, excluding any conflict-of-laws rule or principle (whether under the laws of New York or any other jurisdiction) that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

6.10 Headings.  Headings of the Articles, Sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the terms and conditions hereof.

6.11 Severability.  If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by law.

6.12 Further Assurances.  In connection with this Agreement and the transactions contemplated thereby, each Party will execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

6.13 Effectiveness.  This Agreement shall become effective upon the Effective Date.

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement effective as of the Effective Date.

ALFACELL CORPORATION

By:  /s/ Charles Muniz
Name:  Charles Muniz
Title:  President

PAR PHARMACEUTICAL, INC.

By: /s/ John MacPhee
Name:  John MacPhee
Title:    President, Strativa Pharmaceuticals,
             a division of Par Pharmaceutical, Inc.